Consolidated Water Reports Second Quarter 2023 Revenue up 110% to $44.2 Million and Net Income of $7.3 Million or $0.46 per Diluted Share

GEORGE TOWN, Grand Cayman, Cayman Islands, August 10, 2023 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading developer and operator of advanced water supply and treatment plants, reported results for the second quarter ended June 30, 2023. All comparisons are to the same prior year period unless otherwise noted.

The company will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

Second Quarter 2023 Financial Highlights

●	Total revenue increased 110% to $44.2 million.
●	Retail revenue increased 16% to $7.6 million.
●	Services revenue increased 377% to $24.1 million, with recurring services revenue generated from operation and maintenance contracts up 11% to $3.9 million.
●	Manufacturing revenue increased to $4.1 million.
●	Net income from continuing operations attributable to company stockholders was $7.5 million or $0.47 per diluted share, up 178% from $2.7 million or $0.18 per diluted share in the same year-ago period.
●	Paid quarterly cash dividend of $0.085 per share ($0.34 on an annualized basis).
●	Cash and cash equivalents totaled $47.7 million as of June 30, 2023.

Second Quarter 2023 Operational Highlights

●	Signed $204 million contract to design, build, operate and maintain a seawater desalination plant in Hawaii.
●	Volume of water sold in Grand Cayman retail segment increased 14% primarily due to increased tourist activity on Grand Cayman, with tourism in 2022 was lower than historical levels due to the lingering impact of the COVID-19 pandemic.
●	Recognized $17.6 million in revenue from PERC Water’s progress on the construction of a $82 million advanced water treatment plant in Goodyear, Arizona. The construction is on track for completion next year.

Management Commentary

“I’m truly gratified and excited to mark the company’s 50th anniversary this month by reporting record quarterly and six-month financial results,” commented Consolidated Water CEO, Rick McTaggart. “In Q2, our revenue increased by 110% to $44.2 million, reflecting another strong period of growth across all four of our business segments. Our retail water segment benefited from a 14% increase in the volume of water sold in Grand Cayman, which we attribute to improved tourist activity over last year when tourism was lower than historical levels due to the lingering impact of the pandemic.

“Our services revenue grew by $19 million, mostly due to the progress our PERC Water subsidiary has made on the construction of an $82 million advanced water treatment plant in Goodyear, Arizona that we announced in May of last year. Construction is progressing as planned, and we anticipate generating significant additional revenue from this project until the plant’s anticipated commissioning and startup in mid-2024.

“PERC’s continued strong operating performance, revenue growth and synergies with other areas of our business have significantly improved our overall top and bottom line. Its strong operational presence in the Southwestern U.S. — a region that urgently needs new fresh water sources due to unprecedented drought conditions — has positioned us for further growth and development in this important segment of our business.

“In our Caribbean seawater desalination business, the revenue we recognized from the design and construction of the 2.6 million gallon per day Red Gate desalination plant for the Water Authority of the Cayman Islands also contributed to the year-over-year increase in services revenue. Construction remains on track and is expected to be completed in early 2024.

“Our new Cayman Water 1 million gallon per day West Bay desalination plant is replacing a 30-year-old plant and supplements production capacity for our retail water business in Grand Cayman. The plant is expected to go online next month in time to meet the higher retail water demand we typically experience from mid-December through April in Grand Cayman.

“In July, we entered the U.S. desalination market for the first time with a $204 million contract to design, build, operate and maintain a seawater desalination plant in Hawaii. We believe winning this contract was due to our proven ability in designing, building and operating some of the world’s most energy-efficient seawater desalination plants, as well as the exceptional project track record that our team was able to demonstrate to our new client, the Board of Water Supply of Honolulu. We also believe this entrance into the U.S. desalination plant market positions us well for the additional opportunities we are pursuing in the Western U.S.

“We will be commemorating our 50th year of operating with the ringing of the Nasdaq opening bell on Monday. From our humble beginnings, Consolidated Water has pursued a mission to provide state-of-the-art water services to areas of the world where the supply of potable water is scarce. Our dedicated team of engineers, builders and operators have long recognized that fresh water is the most precious resource in the world. Today, we produce more than 25 million gallons of potable water daily from our 11 seawater desalination plants in the Caribbean, and operate 27 water and wastewater treatment facilities in the Western U.S.

“We remain very optimistic about our further growth for numerous reasons. This includes the recovery of tourism in Grand Cayman and our ongoing construction projects underway there and in the U.S., as well as the increased project bidding activity we are seeing in the U.S. We also anticipate that the more than $350 million in major multi-year projects that we secured over the last 18 months will have an increasing positive impact on our earnings in future quarters.

“We believe these activities and achievements, combined with the current positive trends in our markets, represent strong drivers for continued growth, increased profitability, and further strengthening of shareholder value.”

Second Quarter 2023 Financial Summary

Revenue for the second quarter of 2023 totaled $44.2 million, up 110% compared to $21.1 million in the same year-ago period. The increase was driven by increases of $1.0 million in the retail segment, $59,000 in the bulk segment, $19.0 million in the services segment and $3.0 million in the manufacturing segment.

Retail revenue increased primarily due to a 14% increase in the volume of water sold, as well as the result of higher energy costs that increased the energy pass-through component of the company’s water rates and a more favorable rate mix.

The increase in services segment revenue was due to an increase in plant design and construction revenue. The company recognized approximately $17.6 million in revenue in the second quarter of 2023 for the construction of a water treatment plant in Goodyear, Arizona. Revenue generated under operations and maintenance contracts totaled $3.9 million in the second quarter of 2023, up 11% as compared to $3.5 million in the same year-ago period.

The increase in manufacturing segment revenue was due to increased production activity.

Gross profit for the second quarter of 2023 was $15.5 million or 35.0% of total revenue, up 107% from $7.5 million or 35.5% of total revenue for the same year-ago period.

Net income from continuing operations attributable to stockholders for the second quarter of 2023 was $7.5 million or $0.47 per diluted share, compared to net income of $2.7 million or $0.18 per diluted share for the same year-ago period.

Net income attributable to Consolidated Water stockholders for the second quarter of 2023, which includes the results of discontinued operations, was $7.3 million or $0.46 per fully diluted share, up from a net income of $2.3 million or $0.15 per basic and fully diluted share for the same year-ago period.

Cash and cash equivalents totaled $47.7 million as of June 30, 2023, as compared to $51.1 million as of March 31, 2023, with working capital at $75.5 million, debt of $0.3 million, and stockholders’ equity totaling $170.3 million.

First Half 2023 Financial Summary

Revenue for the first half of 2023 was $77.1 million, up 90% compared to $40.6 million in the same year-ago period. The increase was primarily driven by increases of $2.5 million in the retail segment, $1.7 million in the bulk segment, $27.0 million in the services segment and $5.2 million in the manufacturing segment.

Retail revenue increased primarily due to a 17% increase in the volume of water sold. The volume of water sold in the Cayman Water license area increased by 15% and the remaining 2% increase in the volume of water sold was due to water sales made by Cayman Water directly to the WAC in January and February of 2023.

The retail revenue increased also as a result of higher energy costs that increased the energy pass-through component of the company’s retail water rates, as well as a more favorable rate mix.

The increase in bulk segment revenue was due to an increase in energy costs for CW-Bahamas, which increased the energy pass-through component of CW-Bahamas’ rates and, to a lesser extent, an increase of 9% in the volume of water sold by CW-Bahamas.

The increase in services segment revenue was due to an increase in plant design and construction revenue. The company recognized approximately $24.1 million in revenue for the construction of a water treatment plant in Goodyear, Arizona in the first half of 2023. Revenue generated under operations and maintenance contracts totaled $7.5 million in the first half of 2023, up 5% as compared to $7.1 million in the same year-ago period.

The increase in manufacturing segment revenue was due to higher project activity.

Gross profit for the first half of 2023 was $26.0 million or 33.7% of total revenue, up 78% from $14.6 million or 36.0% of total revenue in the same year-ago period.

Net income from continuing operations attributable to stockholders for the first half of 2023 was $11.6 million or $0.73 per diluted share, compared to net income of $5.0 million or $0.33 per diluted share in the same year-ago period.

Net income attributable to Consolidated Water stockholders for the half of 2023, which includes the results of discontinued operations, was $11.1 million or $0.70 per fully diluted share, up from net income of $4.0 million or $0.26 per fully diluted share in the same year-ago period.

Second Quarter Segment Results

	Three Months Ended June 30, 2023
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$7,573,329	$8,482,495	$24,093,963	$4,087,476	$44,237,263
Cost of revenue	3,433,132	5,931,735	16,248,141	3,160,706	28,773,714
Gross profit	4,140,197	2,550,760	7,845,822	926,770	15,463,549
General and administrative expenses	4,265,535	379,900	904,560	434,920	5,984,915
Gain on asset dispositions and impairments, net	—	1,000	—	—	1,000
Income (loss) from operations	$(125,338)	$2,171,860	$6,941,262	$491,850	9,479,634
Other income, net					129,131
Income before income taxes					9,608,765
Provision for income taxes					1,940,067
Net income from continuing operations					7,668,698
Income from continuing operations attributable to non-controlling interests					137,226
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					7,531,472
Net loss from discontinued operations					(207,701)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$7,323,771

	Three Months Ended June 30, 2022
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$6,526,803	$8,423,749	$5,055,483	$1,061,092	$21,067,127
Cost of revenue	3,118,411	5,647,583	3,865,867	959,769	13,591,630
Gross profit	3,408,392	2,776,166	1,189,616	101,323	7,475,497
General and administrative expenses	3,345,109	404,072	838,040	339,470	4,926,691
Gain on asset dispositions and impairments, net	1,200	—	4,080	—	5,280
Income (loss) from operations	$64,483	$2,372,094	$355,656	$(238,147)	2,554,086
Other income, net					397,982
Income before income taxes					2,952,068
Provision for income taxes					10,152
Net income from continuing operations					2,941,916
Income attributable to non-controlling interests					232,197
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					2,709,719
Net loss from discontinued operations					(419,833)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$2,289,886

First Half Segment Results

	Six Months Ended June 30, 2023
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$15,344,424	$17,486,868	$36,815,664	$7,459,297	$77,106,253
Cost of revenue	6,983,926	12,174,881	26,292,219	5,632,596	51,083,622
Gross profit	8,360,498	5,311,987	10,523,445	1,826,701	26,022,631
General and administrative expenses	8,442,642	732,875	1,993,232	852,828	12,021,577
Gain (loss) on asset dispositions and impairments, net	(7,287)	12,270	—	1,933	6,916
Income (loss) from operations	$(89,431)	$4,591,382	$8,530,213	$975,806	14,007,970
Other income, net					286,190
Income before income taxes					14,294,160
Provision for income taxes					2,389,552
Net income from continuing operations					11,904,608
Income from continuing operations attributable to non-controlling interests					300,347
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					11,604,261
Net loss from discontinued operations					(466,864)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$11,137,397

	Six Months Ended June 30, 2022
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$12,840,003	$15,774,393	$9,799,303	$2,211,333	$40,625,032
Cost of revenue	6,172,151	10,334,702	7,515,047	1,981,871	26,003,771
Gross profit	6,667,852	5,439,691	2,284,256	229,462	14,621,261
General and administrative expenses	6,795,515	714,375	1,618,014	664,904	9,792,808
Gain on asset dispositions and impairments, net	1,200	—	16,538	—	17,738
Income (loss) from operations	$(126,463)	$4,725,316	$682,780	$(435,442)	4,846,191
Other income, net					717,709
Income before income taxes					5,563,900
Benefit from income taxes					56,425
Net income from continuing operations					5,507,475
Income from continuing operations attributable to non-controlling interests					473,627
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					5,033,848
Net loss from discontinued operations					(1,027,147)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$4,006,701

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, which will include a question-and-answer period.

Date: Friday, August 11, 2023

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 5868888

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting with the call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through August 18, 2023, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 5868888

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company designs, builds and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, builds and operates water treatment and reuse facilities in the United States. The company recently entered the U.S. desalination market with a contract to design, build, operate and maintain a seawater desalination plant in Hawaii.

The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit www.cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in the Bahamas; and (v) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s

Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
Email Contact

Investor Relations Contact
Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566
Email Contact

Media Contact:
Tim Randall
CMA Media Relations
Tel (949) 432-7572
Email Contact

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$47,691,699	$50,711,751
Accounts receivable, net	30,302,638	27,046,182
Inventory	9,844,600	5,727,842
Prepaid expenses and other current assets	6,873,183	5,643,279
Contract assets	8,192,770	2,913,722
Current assets of discontinued operations	320,427	531,480
Total current assets	103,225,317	92,574,256
Property, plant and equipment, net	50,733,041	52,529,545
Construction in progress	5,890,363	3,705,681
Inventory, noncurrent	5,004,956	4,550,987
Investment in OC-BVI	1,339,585	1,545,430
Goodwill	10,425,013	10,425,013
Intangible assets, net	2,545,556	2,818,888
Operating lease right-of-use assets	1,785,865	2,058,384
Other assets	3,001,292	1,669,377
Long-term assets of discontinued operations	21,129,288	21,129,288
Total assets	$205,080,276	$193,006,849

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$10,156,003	$8,438,315
Accounts payable - related parties	—	403,839
Accrued compensation	1,869,351	2,267,583
Dividends payable	1,411,753	1,375,403
Current maturities of operating leases	547,297	546,851
Current portion of long-term debt	114,964	114,964
Contract liabilities	12,928,490	8,803,921
Deferred revenue	409,670	315,825
Current liabilities of discontinued operations	280,695	389,884
Total current liabilities	27,718,223	22,656,585
Long-term debt, noncurrent	161,409	216,117
Deferred tax liabilities	485,008	560,306
Noncurrent operating leases	1,552,708	1,590,542
Other liabilities	153,000	219,110
Total liabilities	30,070,348	25,242,660
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 48,088 and 34,383 shares, respectively	28,853	20,630
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,736,041 and 15,322,875 shares, respectively	9,441,625	9,193,725
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	91,107,323	89,205,159
Retained earnings	69,702,109	61,247,699
Total Consolidated Water Co. Ltd. stockholders' equity	170,279,910	159,667,213
Non-controlling interests	4,730,018	8,096,976
Total equity	175,009,928	167,764,189
Total liabilities and equity	$205,080,276	$193,006,849

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$44,237,263	$21,067,127	$77,106,253	$40,625,032
Cost of revenue (including related party expenses of $0 and $640,937 for the three months ended, and $0 and $1,480,369 for the six months ended, June 30, 2023 and 2022, respectively)	28,773,714	13,591,630	51,083,622	26,003,771
Gross profit	15,463,549	7,475,497	26,022,631	14,621,261
General and administrative expenses (including related party expenses of $0 and $24,231 for the three months ended, and $0 and $48,462 for the six months ended, June 30, 2023 and 2022, respectively)	5,984,915	4,926,691	12,021,577	9,792,808
Gain on asset dispositions and impairments, net	1,000	5,280	6,916	17,738
Income from operations	9,479,634	2,554,086	14,007,970	4,846,191

Other income (expense):
Interest income	86,137	110,916	199,781	291,603
Interest expense	(36,247)	(2,724)	(74,091)	(6,805)
Profit-sharing income from OC-BVI	12,150	8,100	26,325	18,225
Equity in the earnings of OC-BVI	35,272	19,551	70,830	51,317
Net gain on put/call options	—	201,000	—	276,000
Other	31,819	61,139	63,345	87,369
Other income, net	129,131	397,982	286,190	717,709
Income before income taxes	9,608,765	2,952,068	14,294,160	5,563,900
Provision for income taxes	1,940,067	10,152	2,389,552	56,425
Net income from continuing operations	7,668,698	2,941,916	11,904,608	5,507,475
Income from continuing operations attributable to non-controlling interests	137,226	232,197	300,347	473,627
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	7,531,472	2,709,719	11,604,261	5,033,848
Total loss from discontinued operations	(207,701)	(419,833)	(466,864)	(1,027,147)
Net income attributable to Consolidated Water Co. Ltd. stockholders	$7,323,771	$2,289,886	$11,137,397	$4,006,701

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.48	$0.18	$0.74	$0.33
Discontinued operations	(0.01)	(0.03)	(0.03)	(0.07)
Basic earnings per share	$0.47	$0.15	$0.71	$0.26

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.47	$0.18	$0.73	$0.33
Discontinued operations	(0.01)	(0.03)	(0.03)	(0.07)
Diluted earnings per share	$0.46	$0.15	$0.70	$0.26

Dividends declared per common and redeemable preferred shares	$0.085	$0.085	$0.17	$0.17

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,736,041	15,285,523	15,729,852	15,285,523
Diluted earnings per share	15,907,440	15,436,421	15,899,923	15,435,956